UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)    November 14, 2008

APPLIED NEUROSOLUTIONS, INC.
(Exact name of Registrant as Specified in its Charter)

  Delaware                                       001-13835                                          39-1661164
 (State or Other Jurisdiction         (Commission file Number)            (IRS Employer
       of  Incorporation)                                                                           Identification No.)

    50 Lakeview Parkway, Suite 111, Vernon Hills, IL                                       60061
(Address of Principal Executive Offices)                                                     (Zip Code)

Registrant’s telephone number, including area code (847) 573-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On November 14, 2008, the Registrant’s Board of Directors appointed Gary C. Parks to serve on the Board of Directors to fill the seat of Robert S. Vaters, who resigned due to an increase in his external business commitments, as a Class III director.  Under the Registrant’s bylaws, Mr. Parks will be up for election at the Registrant’s next annual meeting of the stockholders.

It is expected that Mr. Parks will serve on the audit committee of the Board of Directors.  Mr. Parks will have the same compensation arrangement as the Registrant’s other outside directors, which currently consists of an annual cash retainer, cash compensation for each Board meeting attended, and an annual $5,000 stock option grant.  Mr. Parks will receive a pro-rata stock option grant, equal to 19,175 stock options.  The exercise price of the stock options is the closing market price on the date of the grant.  The total annual cash compensation for each Director cannot exceed $10,000.  Directors are reimbursed for reasonable out-of-pocket expenses incurred in the performance of their duties and the attendance of board meetings and any meeting of stockholders.

Mr. Parks has had a long and distinguished career as a financial executive in the healthcare industry.  Since 1993, Mr. Parks has served as the Secretary, Treasurer and Chief Financial Officer of Immtech Pharmaceuticals, Inc.

Previously, Mr. Parks held financial operations roles of increasing responsibility including Vice President, Finance at Smallbone, Inc., from 1989 until 1993, Division Controller with International Paper from 1986 to 1989 and Vice President of Serck Baker, Inc., a subsidiary of BTR plc, from 1982 to 1989 and board member of Serck Baker de Venezuela.

A copy of the Registrant’s press release regarding the appointment of Mr. Parks as a director is attached as Exhibit 99.1.

Section 9 – Financial Statements and Exhibits

Item 9.01   Financial Statements and Exhibits

(d)         Exhibits.

99.1           Press release dated November 17, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 17th day of November 2008.
                   APPLIED NEUROSOLUTIONS, INC.

                By:            /s/David Ellison
                Name:  David Ellison
                Title: Chief Financial Officer

EXHIBIT 99.1

Applied NeuroSolutions Announces Addition of Healthcare Financial Executive
Gary C. Parks to Board of Directors

Vernon Hills, IL November 17, 2008 - Applied NeuroSolutions, Inc. (OTC BB:APNS, www.appliedneurosolutions.com), a Company focused on the development of an integrated product portfolio for the treatment and diagnosis of Alzheimer’s disease (AD), today announced the appointment of Gary C. Parks, a finance and  pharmaceutical industry executive to its Board of Directors replacing Robert S. Vaters, who resigned due to an increase in his external business commitments.

Since 1993 Mr. Parks has served as the Secretary, Treasurer and Chief Financial Officer of Immtech Pharmaceuticals, Inc., (AMEX: IMM) a company dedicated to the discovery and development of therapies to treat infectious diseases that affect the global community.  In addition to oversight of all domestic and international financial operations serving the US, Africa, South America, China and Asia, Mr. Parks also shares the investor relations function for Immtech.

Previously, Mr. Parks held financial operations roles of increasing responsibility including Vice President, Finance at Smallbone, Inc., from 1989 until 1993, Division Controller with International Paper from 1986 to 1989 and Vice President of Serck Baker, Inc., a subsidiary of BTR plc, from 1982 to 1989 and board member of Serck Baker de Venezuela.

Ellen R. Hoffing, APNS Chairman commented, “As a long standing and active CFO of a publicly traded healthcare company, Gary Parks adds very contemporary knowledge in financial and investment management, strategy, mergers, acquisitions and shareholder relations which are valuable skill sets to support APNS’s successful transition from R&D to commercialization of our Alzheimer’s disease-focused  pipeline. I feel fortunate that Gary Parks has joined our Board, and expect he will be an active and knowledgeable resource and advisor.  On behalf of management and the Board, I want to wish Robert Vaters well and thank him for his service.”

About Applied NeuroSolutions:

Applied NeuroSolutions, Inc. (OTC BB: APNS - News) is developing diagnostics and therapeutics to detect and treat Alzheimer's disease (AD) building on discoveries originating from the Albert Einstein College of Medicine.  APNS is in a collaboration with Eli Lilly and Company to develop novel therapeutic compounds to treat the progression of AD.  Applied NeuroSolutions’ diagnostic pipeline is focused on both cerebrospinal fluid (CSF) and serum tests to detect AD at a very early stage.  The CSF based P-Tau 231 test now being offered for use in clinical trials can effectively differentiate AD patients from those with other neurological diseases that have similar symptoms. There is currently no FDA approved diagnostic test to detect AD. Alzheimer's disease currently afflicts over five million Americans, and the world market for AD therapy is currently estimated to be 30 million patients.  For more information, visit www.AppliedNeuroSolutions.com

This press release contains forward-looking statements about Applied NeuroSolutions. The company wishes to caution the readers of this press release that actual results may differ from those discussed in the forward-looking statements and may be adversely affected by, among other things, the risks associated with new product development and commercialization, clinical trials, intellectual property, regulatory approvals, potential competitive offerings, and access to capital. For further information, please visit the company's website at www.AppliedNeuroSolutions.com, and review the company's filings with the Securities and Exchange Commission.

Contact:
Applied NeuroSolutions 847-573-8000
Ellen Hoffing, Chairman, President & CEO
David Ellison, CFO

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